UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

August 30, 2010
Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Extension of Facilities Lease

On August 30, 2010, Socket Mobile, Inc. (the "Company") entered into the Second Amendment to Standard Industrial/Commercial Multi-Lessee Lease-Net (the "Second Amendment") between the Company and Newark Eureka Industrial Capital LLC (the "Landlord"), as amended (the "Facilities Lease") under which the Company leases its 37,131 square foot headquarters facility at 39700 Eureka Drive, Newark, California. The Second Amendment is effective as of August 23, 2010 and extends the lease termination date from June 30, 2012 to June 30, 2018 and modifies the Facilities Lease as described below. The original lease agreement was filed as an exhibit to the Company's Quarterly Report on Form 10-Q filed on November 13, 2006.

Under terms of the Second Amendment, the Company's base rent under the Facilities Lease is abated in its entirety in the amount of $31,982.51 for the months of September through December 2010. In addition, the base rent for the months of January 2011 through June 2012 is reduced by $1,278.28 per month. The abatement and reductions in the base rent for such months is conditioned upon the Company's full performance of all of the terms, covenants and conditions of the Facilities Lease. The base rent under the Facilities Lease shall be $29,704.80 per month for the period from July 1, 2012 through June 30, 2013. The base rent increases annually thereafter at a rate of four percent per year for the remaining five years under the Facilities Lease.

The Second Amendment also increases the maximum limit on common area operating expenses payable by the Company under the Facilities lease from three percent of the base rent to four percent of the base rent effective January 1, 2012 and removes the renewal option contained in the Facilities Lease. All other terms and provisions of the Facilities Lease remain in effect.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Standard Industrial/Commercial Multi-Lessee Lease-Net

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: September 2, 2010	By: /s/	David W. Dunlap

Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment to Standard Industrial/Commercial Multi-Lessee Lease-Net